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                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

October 21, 1996


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K/A-1 of Harlyn Products, Inc. dated October 21, 1996. We agree with the comments in paragraphs 2, 3, 4, 6 and 7 and sentences 1 and 2 of paragraph 5. We have no basis to agree or disagree with the comments in paragraph 1 or sentences 3, 4, 5, 6 and 7 of paragraph 5.

Yours truly,


Deloitte & Touche LLP